News Release

American Homes 4 Rent Reports Fourth Quarter and Full Year 2018 Financial and Operating Results
AGOURA HILLS, Calif., Feb. 21, 2019—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter and full year ended December 31, 2018.
Highlights

•	Total revenues increased 11.3% to $270.3 million for the fourth quarter of 2018 from $242.8 million for the fourth quarter of 2017.

•
Net income attributable to common shareholders totaled $17.6 million, or $0.06 income per diluted share, for the fourth quarter of 2018, compared to a net loss attributable to common shareholders of $22.0 million, or a $0.08 loss per diluted share, for the fourth quarter of 2017.

•
Core Funds from Operations attributable to common share and unit holders for the fourth quarter of 2018 was $98.5 million, or $0.28 per FFO share and unit, compared to $89.4 million, or $0.26 per FFO share and unit, for the same period in 2017, which represents a 7.0% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the fourth quarter of 2018 was $86.9 million, or $0.25 per FFO share and unit, compared to $79.8 million, or $0.23 per FFO share and unit, for the same period in 2017.

•	Core Net Operating Income ("Core NOI") margin on Same-Home properties was 65.6% for the fourth quarter of 2018, compared to 65.5% for the same period in 2017.

•	Core NOI after capital expenditures from Same-Home properties increased by 3.6% year-over-year for the fourth quarter of 2018.

•
Same-Home portfolio Average Occupied Days Percentage increased to 94.8% for the fourth quarter of 2018, compared to 94.0% for the fourth quarter of 2017, while achieving 3.4% growth in Average Monthly Realized Rent per property for the same comparable periods.

•	In November 2018, paid off the $115.0 million exchangeable senior notes (see “Capital Activities and Balance Sheet”).

•	In January 2019, issued $400.0 million of 4.90% unsecured senior notes due 2029 (see “Capital Activities and Balance Sheet”).

“American Homes 4 Rent had a strong finish to 2018, with a 3.6% growth in fourth quarter Core NOI after capital expenditures from Same-Home properties, fueled by an 80 basis point increase in average occupied days percentage and 3.4% growth in average monthly realized rent per property,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “We are entering 2019 in a position of strength, with 2018 year-end portfolio occupancy 260 basis points higher than a year ago. Our teams have never been stronger and, coupled with the continued strong demand for single-family rentals, we are ideally positioned for profitable growth in 2019 and to create long-term value for our shareholders.”

Fourth Quarter 2018 Financial Results
Net income attributable to common shareholders totaled $17.6 million, or $0.06 income per diluted share, for the fourth quarter of 2018, compared to a net loss attributable to common shareholders of $22.0 million, or a $0.08 loss per diluted share, for the fourth quarter of 2017. This increase was primarily attributable to higher revenues resulting from a larger number of leased properties and higher rental rates, as well as the redemption of the Series A and Series B participating preferred shares through a conversion into Class A common shares during the fourth quarter of 2017.

Total revenues increased 11.3% to $270.3 million for the fourth quarter of 2018 from $242.8 million for the fourth quarter of 2017. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average leased portfolio grew to 47,991 homes for the quarter ended December 31, 2018, compared to 46,511 homes for the quarter ended December 31, 2017, as well as higher rental rates.
Core NOI on our total portfolio increased 10.8% to $151.6 million for the fourth quarter of 2018, compared to $136.8 million for the fourth quarter of 2017. This increase was primarily due to growth in rental income resulting from a larger number of leased properties and higher rental rates.
Core revenues from Same-Home properties increased 4.1% to $172.4 million for the fourth quarter of 2018, compared to $165.6 million for the fourth quarter of 2017. This growth was primarily driven by a 3.4% increase in Average Monthly Realized Rent and an increase in Average Occupied Days Percentage to 94.8% from 94.0%. Core property operating expenses from Same-Home properties increased 4.0% from $57.1 million for the fourth quarter of 2017 to $59.3 million for the fourth quarter of 2018, which was primarily attributable to property tax expense growth and an increase in HOA fees, net.
Core NOI from Same-Home properties increased 4.2% to $113.0 million for the fourth quarter of 2018, compared to $108.5 million for the fourth quarter of 2017. After capital expenditures, Core NOI from Same-Home properties increased 3.6% to $106.5 million for the fourth quarter of 2018, compared to $102.7 million for the fourth quarter of 2017. The increase in Core NOI from Same-Home properties was primarily attributable to an increase in rental revenue driven by higher Average Monthly Realized Rent and Average Occupied Days Percentage during the fourth quarter of 2018. The resulting increase in Core NOI After Capital Expenditures from Same-Home properties was offset, in part, by higher Recurring Capital Expenditures resulting from expansion of our strategic preventative maintenance program.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $98.5 million, or $0.28 per FFO share and unit, for the fourth quarter of 2018, compared to $89.4 million, or $0.26 per FFO share and unit, for the fourth quarter of 2017. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the fourth quarter of 2018 was $86.9 million, or $0.25 per FFO share and unit, compared to $79.8 million, or $0.23 per FFO share and unit, for the fourth quarter of 2017. This improvement was primarily attributable to increases in rental revenue driven by a larger number of leased properties and higher rental rates.
Full Year 2018 Financial Results
Net income attributable to common shareholders totaled $23.5 million, or $0.08 income per diluted share, for the year ended December 31, 2018, compared to a net loss attributable to common shareholders of $22.1 million, or a $0.08 loss per diluted share, for the year ended December 31, 2017. This increase was primarily attributable to higher revenues resulting from a larger number of leased properties and higher rental rates.
Total revenues increased 11.7% to $1.1 billion for the year ended December 31, 2018, from $960.4 million for the year ended December 31, 2017. Revenue growth was primarily driven by continued strong leasing activity, as our average leased portfolio grew to 47,735 homes for the year ended December 31, 2018, compared to 45,839 homes for the year ended December 31, 2017, as well as higher rental rates.
Core NOI on our total portfolio increased 9.2% to $580.6 million for the year ended December 31, 2018, compared to $531.7 million for the year ended December 31, 2017. This increase was primarily due to growth in rental income resulting from a larger number of leased properties and higher rental rates.

Core revenues from Same-Home properties increased 3.9% to $683.1 million for the year ended December 31, 2018, compared to $657.5 million for the year ended December 31, 2017. This growth was primarily driven by a 3.6% increase in Average Monthly Realized Rent. Core property operating expenses from Same-Home properties increased 5.8% from $229.8 million for the year ended December 31, 2017, to $243.2 million for the year ended December 31, 2018, which was primarily attributable to temporarily elevated turnover costs through April 2018, incurred as part of the Company's initiative to strengthen occupancy.
Core NOI from Same-Home properties increased 2.8% to $439.9 million for the year ended December 31, 2018, compared to $427.7 million for the year ended December 31, 2017. After capital expenditures, Core NOI from Same-Home properties increased 2.7% to $412.4 million for the year ended December 31, 2018, from $401.7 million for the year ended December 31, 2017. The increases in Core NOI from Same-Home properties and Core NOI After Capital Expenditures from Same-Home properties were primarily attributable to increases in rental revenue driven by higher Average Monthly Realized Rent and Average Occupied Days Percentage, during the year ended December 31, 2018, offset by higher R&M, turnover costs and Recurring Capital Expenditures during the year ended December 31, 2018.
Core FFO attributable to common share and unit holders was $371.6 million, or $1.06 per FFO share and unit, for the year ended December 31, 2018, compared to $327.0 million, or $1.02 per FFO share and unit, for the year ended December 31, 2017. Adjusted FFO attributable to common share and unit holders for the year ended December 31, 2018, was $323.1 million, or $0.92 per FFO share and unit, compared to $287.0 million, or $0.90 per FFO share and unit, for the year ended December 31, 2017.
Portfolio
As of December 31, 2018, the Company had a total leased percentage of 94.8%, compared to 95.2% as of September 30, 2018. The leased percentage on Same-Home properties was 96.4% as of December 31, 2018, compared to 96.3% as of September 30, 2018.
Investments
As of December 31, 2018, the Company's total portfolio consisted of 52,783 homes, including 1,945 properties to be disposed, compared to 52,464 homes as of September 30, 2018, including 2,266 properties to be disposed, an increase of 319 homes, which included 479 homes acquired through traditional acquisition channels, 220 newly constructed properties delivered through our AMH Development and National Builder Programs and 380 homes sold.
Capital Activities and Balance Sheet
In November 2018, the Company extinguished the $115.0 million exchangeable senior notes by electing the cash settlement option, which resulted in an aggregate payment of $135.1 million to the holders of the notes based on the exchange value formula as described in the indenture with respect to the notes.
As of December 31, 2018, the Company had cash and cash equivalents of $30.3 million and had total outstanding debt of $2.8 billion, excluding unamortized discounts and unamortized deferred loan costs, with a weighted-average stated interest rate of 4.21% and a weighted-average term to maturity of 13.4 years. The Company had $250.0 million of outstanding borrowings on our $800.0 million revolving credit facility and had $100.0 million of outstanding borrowings on our term loan facility at the end of the year.

In January 2019, the Operating Partnership issued $400.0 million of 4.90% unsecured senior notes with a maturity date of February 15, 2029. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2019. The Operating Partnership received net proceeds of $395.3 million from this offering, after underwriting fees of approximately $2.6 million and a $2.1 million discount, and before estimated offering costs of $1.0 million. The Operating Partnership used the net proceeds from this issuance to repay amounts outstanding on our revolving credit facility and intends to use the remaining net proceeds for general corporate purposes, including, without limitation, acquisition of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of our properties in our portfolio, working capital and other general purposes, including repurchases of securities.
2019 Guidance
Guidance Summary

Full Year 2019
Core FFO attributable to common share and unit holders	$1.06 - $1.14

Same-Home
Core revenues growth	3.2% - 4.2%
Core property operating expenses growth	3.5% - 4.5%
Core NOI After Capital Expenditures growth	2.6% - 3.6%

Reconciliation of Core FFO attributable to common share and unit holders from 2018 to 2019 Guidance Midpoint

Per FFO Share and Unit
2018 Core FFO attributable to common share and unit holders, as reported	$1.06
Change in accounting principle (1)	(0.02)
2018 Pro Forma Core FFO attributable to common share and unit holders	$1.04

Same-Home Core NOI growth	0.05
Non-Same-Home Core NOI growth (2)	0.05
General and administrative expense growth	(0.01)
Interest expense and preferred dividends increase	(0.02)
Share count increase	(0.01)

2019 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.10

(1)
Represents impact related to the Company's January 1, 2019 adoption of the new GAAP leasing standard as if adopted on January 1, 2018, and as discussed in the Defined Terms and Non-GAAP reconciliations section.

(2)
Reflects NOI from Non-Same-Home properties including contribution from 2018 and projected 2019 net acquisitions and dispositions. For 2019, we expect to add between $300.0 million and $500.0 million of properties to our portfolio, the timing of which is expected to be more heavily weighted towards the second half of the year.

Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s Fourth Quarter 2018 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 22, 2019, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2018, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, March 8, 2019, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13686527#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2018, we owned 52,783 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that there will be continued strong demand for single-family rentals and we will continue to optimize operations to create long-term shareholder value. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2018	December 31, 2017
	(Unaudited)
Assets
Single-family properties:
Land	$1,713,496	$1,665,631
Buildings and improvements	7,483,600	7,303,270
	9,197,096	8,968,901
Less: accumulated depreciation	(1,176,499)	(939,724)
Single-family properties in operation, net	8,020,597	8,029,177
Single-family properties under development and development land	153,651	51,938
Single-family properties held for sale, net	318,327	35,803
Total real estate assets, net	8,492,575	8,116,918
Cash and cash equivalents	30,284	46,156
Restricted cash	144,930	136,667
Rent and other receivables, net	29,027	30,144
Escrow deposits, prepaid expenses and other assets	146,034	119,913
Deferred costs and other intangibles, net	12,686	13,025
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$9,001,481	$8,608,768

Liabilities
Revolving credit facility	$250,000	$140,000
Term loan facility, net	99,232	198,023
Asset-backed securitizations, net	1,961,511	1,977,308
Unsecured senior notes, net	492,800	—
Exchangeable senior notes, net	—	111,697
Secured note payable	—	48,859
Accounts payable and accrued expenses	219,229	222,867
Amounts payable to affiliates	4,967	4,720
Participating preferred shares derivative liability	—	29,470
Total liabilities	3,027,739	2,732,944

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 296,014,546 and 286,114,637 shares issued and outstanding at December 31, 2018 and 2017, respectively	2,960	2,861
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2018 and 2017	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 35,350,000 and 38,350,000 shares issued and outstanding at December 31, 2018 and 2017, respectively	354	384
Additional paid-in capital	5,732,466	5,600,256
Accumulated deficit	(491,214)	(453,953)
Accumulated other comprehensive income	7,393	75
Total shareholders' equity	5,251,965	5,149,629
Noncontrolling interest	721,777	726,195
Total equity	5,973,742	5,875,824

Total liabilities and equity	$9,001,481	$8,608,768

American Homes 4 Rent
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rents from single-family properties	$232,378	$210,778	$908,936	$824,023
Fees from single-family properties	2,648	2,590	10,946	10,727
Tenant charge-backs	33,917	28,232	146,793	120,081
Other	1,373	1,201	6,180	5,568
Total revenues	270,316	242,801	1,072,855	960,399

Expenses:
Property operating expenses	99,475	87,871	412,905	355,074
Property management expenses	18,105	17,345	74,573	69,712
General and administrative expense	8,402	7,986	36,575	34,732
Interest expense	30,691	25,747	122,900	112,620
Acquisition fees and costs expensed	1,538	809	5,225	4,623
Depreciation and amortization	81,123	75,831	318,685	297,290
Hurricane-related charges, net	—	(2,173)	—	7,963
Other	3,745	803	7,265	5,005
Total expenses	243,079	214,219	978,128	887,019

Gain on sale of single-family properties and other, net	7,497	451	17,946	6,826
Loss on early extinguishment of debt	—	—	(1,447)	(6,555)
Remeasurement of participating preferred shares	—	1,500	1,212	2,841

Net income	34,734	30,533	112,438	76,492

Noncontrolling interest	3,320	(4,485)	4,165	(4,507)
Dividends on preferred shares	13,782	14,596	52,586	60,718
Redemption of participating preferred shares	—	42,416	32,215	42,416

Net income (loss) attributable to common shareholders	$17,632	$(21,994)	$23,472	$(22,135)

Weighted-average shares outstanding:
Basic	296,559,183	286,469,724	293,640,500	264,254,718
Diluted	297,067,211	286,469,724	294,268,330	264,254,718

Net income (loss) attributable to common shareholders per share:
Basic	$0.06	$(0.08)	$0.08	$(0.08)
Diluted	$0.06	$(0.08)	$0.08	$(0.08)
Non-GAAP Financial Measures
This press release and the Fourth Quarter 2018 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2018 Earnings Release and Supplemental Information Package.
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the quarters and years ended December 31, 2018 and 2017 (amounts in thousands, except share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) attributable to common shareholders	$17,632	$(21,994)	$23,472	$(22,135)
Adjustments:
Noncontrolling interests in the Operating Partnership	3,320	(4,618)	4,424	(4,648)
Net (gain) loss on sale / impairment of single-family properties and other	(4,435)	443	(12,088)	(2,146)
Depreciation and amortization	81,123	75,831	318,685	297,290
Less: depreciation and amortization of non-real estate assets	(1,890)	(1,797)	(7,352)	(7,847)
FFO attributable to common share and unit holders	$95,750	$47,865	$327,141	$260,514
Adjustments:
Acquisition fees and costs expensed	1,538	809	5,225	4,623
Noncash share-based compensation - general and administrative	466	646	2,075	2,563
Noncash share-based compensation - property management	217	391	1,358	1,649
Noncash interest expense related to acquired debt	493	925	3,303	3,549
Hurricane-related charges, net	—	(2,173)	—	7,963
Loss on early extinguishment of debt	—	—	1,447	6,555
Remeasurement of participating preferred shares	—	(1,500)	(1,212)	(2,841)
Redemption of participating preferred shares	—	42,416	32,215	42,416
Core FFO attributable to common share and unit holders	$98,464	$89,379	$371,552	$326,991
Recurring capital expenditures (1)	(8,546)	(7,501)	(35,888)	(32,556)
Leasing costs	(3,047)	(2,029)	(12,603)	(7,390)
Adjusted FFO attributable to common share and unit holders	$86,871	$79,849	$323,061	$287,045

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.27	$0.14	$0.94	$0.81
Core FFO attributable to common share and unit holders	$0.28	$0.26	$1.06	$1.02
Adjusted FFO attributable to common share and unit holders	$0.25	$0.23	$0.92	$0.90

Weighted-average FFO shares and units:
Common shares outstanding	296,559,183	286,469,724	293,640,500	264,254,718
Share-based compensation plan (2)	508,028	696,037	627,830	735,415
Operating partnership units	55,349,791	55,353,391	55,350,062	55,498,488
Total weighted-average FFO shares and units	352,417,002	342,519,152	349,618,392	320,488,621

(1)
As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized properties and properties identified as part of our disposition program, comprised of properties classified as held for sale and identified for future sale.

(2)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, and (7) the allocation of income to our participating preferred shares in connection with their redemption.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As a portion of our homes are recently acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized properties and properties identified as part of our disposition program, which is comprised of properties classified as held for sale and properties identified for future sale.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or loss per share or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale, identified for future sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of shares or units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition fees and costs expensed incurred with business combinations and the acquisition of properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI After

Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the quarters and years ended December 31, 2018 and 2017 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$270,316	$242,801	$1,072,855	$960,399
Tenant charge-backs	(33,917)	(28,232)	(146,793)	(120,081)
Bad debt expense	(2,367)	(2,186)	(8,732)	(7,328)
Other revenues	(1,373)	(1,201)	(6,180)	(5,568)
Core revenues	$232,659	$211,182	$911,150	$827,422

Core property operating expenses
Property operating expenses	$99,475	$87,871	$412,905	$355,074
Property management expenses	18,105	17,345	74,573	69,712
Noncash share-based compensation - property management	(217)	(391)	(1,358)	(1,649)
Expenses reimbursed by tenant charge-backs	(33,917)	(28,232)	(146,793)	(120,081)
Bad debt expense	(2,367)	(2,186)	(8,732)	(7,328)
Core property operating expenses	$81,079	$74,407	$330,595	$295,728

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$34,734	$30,533	$112,438	$76,492
Remeasurement of participating preferred shares	—	(1,500)	(1,212)	(2,841)
Loss on early extinguishment of debt	—	—	1,447	6,555
Hurricane-related charges, net	—	(2,173)	—	7,963
Gain on sale of single-family properties and other, net	(7,497)	(451)	(17,946)	(6,826)
Depreciation and amortization	81,123	75,831	318,685	297,290
Acquisition fees and costs expensed	1,538	809	5,225	4,623
Noncash share-based compensation - property management	217	391	1,358	1,649
Interest expense	30,691	25,747	122,900	112,620
General and administrative expense	8,402	7,986	36,575	34,732
Other expenses	3,745	803	7,265	5,005
Other revenues	(1,373)	(1,201)	(6,180)	(5,568)
Core NOI	151,580	136,775	580,555	531,694
Less: Non-Same-Home Core NOI	38,542	28,261	140,669	103,974
Same-Home Core NOI	113,038	108,514	439,886	427,720
Less: Same-Home recurring capital expenditures	6,582	5,772	27,506	26,052
Same-Home Core NOI After Capital Expenditures	$106,456	$102,742	$412,380	$401,668

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com